Exhibit 5.1

BAKER BOTTS LLP                                         [LETTERHEAD]

June 24, 2005

Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046-0504

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") by Pogo Producing Company, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offering and issuance of $300 million aggregate principal amount of the Company's 6.625% Senior Subordinated Notes due 2015 (the "Exchange Notes"), to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's issued and outstanding 6.625% Senior Subordinated Notes due 2015 (the "Outstanding Notes"), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of March 29, 2005 (the "Indenture"), between the Company and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Company's certificate of incorporation and bylaws, each as amended to date, (iii) originals, or copies certified or otherwise identified, of the Indenture and corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iv) certificates of public officials and of representatives of the Company, (v) statutes and (vi) other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

        On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

    The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

        The opinion set forth above is limited in all respects to matters of the general contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                                                                              Very truly yours,

                                                                                                              /s/ Baker Botts L.L.P.

SAM/PFP/AGH